Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-121996) and the related Prospectus of NACCO Industries, Inc. (“NACCO”) for the offer by selling stockholders to exchange up to 385,762 shares of Class A Common Stock for 385,762 shares of Class B Common Stock of NACCO and to the incorporation by reference therein of our reports dated March 8, 2005, with respect to the consolidated financial statements of NACCO, NACCO management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of NACCO, included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and the related financial statement schedules of NACCO included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio
March 10, 2005